Exhibit 10.7

Lease Agreement

From January 1st, Republic of China Year 112 (2023), upon review by the Lessee (with a minimum three-day contract review period), to December 31st, Republic of China Year 112 (2023).

Important Notice: Before executing this contract, please carefully review all clauses. Any additions or deletions to the terms herein must comply with the legal provisions stipulated in the Ministry of the Interior’s announcement: “Mandatory and Prohibited Provisions in Standardized Housing Lease Agreements.”

This Lease Agreement is made between:

Lessor: Mr. Yi-Yang Tsai (hereinafter referred to as Party A)

Lessee: Agencia Comercial Co., Ltd (hereinafter referred to as Party B)

Joint Guarantor of Party B: __________ (hereinafter referred to as Party C)

The conditions of the lease contract are as follows:

Article 1: Location and Scope of the Leased Property

No. 162-10, Shengang Rd., Shengang Dist., Taichung City.

Article 2: The lease term agreed by Party A and Party B is one year, from January 1st, Republic of China Year 112, to December 31st, Republic of China Year 112.

Article 3: The monthly rent shall be NT$25,000 (receipt to be issued). Party B shall not delay or refuse payment for any reason.

Article 4: The rent shall be paid annually in a single payment each time, and Party B shall not delay payment under any pretext. The total annual rent amounts to NT$300,000.

Article 5: Party B shall pay Party A a security deposit of NT$50,000 at the time of signing the contract. If Party B does not continue to lease, Party A shall return the full deposit without interest after Party B vacates and returns the property.

Article 6: Upon lease expiration, unless Party A agrees to renew the lease, Party B shall return the leased property in its original condition on the same day without delay or asserting any rights. If not returned immediately, Party A may claim from Party B liquidated damages at five times the monthly rent until the property is vacated. Party B and Party C shall raise no objection.

Article 7: During the lease term, if Party B intends to move out, Party B shall not claim rent refunds, moving costs, or any other compensations, and must unconditionally return the property in its original condition to Party A without objection.

Article 8: Party B shall not, without Party A’s consent, lend, sublease, transfer, or otherwise allow third parties to use the leased property, in whole or in part, through any disguised means.

Article 9: If alterations or installations are necessary, Party B must obtain consent from Party A before proceeding and shall not damage the original structure. Upon vacating, Party B shall restore the property to its original condition.

Article 10: The property shall not be used for illegal purposes or storage of hazardous materials affecting public safety.

Article 11: Party B shall use the property with the care of a good administrator. Except for force majeure (e.g., natural disasters), Party B shall be liable for any damages caused by negligence. Repairs due to natural wear shall be borne by Party A.

Article 12: If Party B breaches this contract and causes damage to Party A, Party B shall compensate accordingly. Any litigation costs or attorney’s fees incurred by Party A shall be borne by Party B.

Article 13: If Party B violates any clause of this contract or damages the leased property, Party C shall be jointly liable for compensation and waives the right of prior defense.

Article 14: All parties (Party A, B, and C) shall abide by the terms herein. If any party violates any clause, Party A may terminate the contract and reclaim the property at any time, without bearing responsibility for any losses suffered by Party B.

Article 15: Each party shall bear their own stamp duty. Taxes related to the property shall be paid by Party A. Any taxes incurred from Party B’s business operations shall be borne by Party B.

Article 16: If property taxes, income tax, or other taxes increase due to the lease, the increased portion shall be reimbursed by Party B without objection.

Article 17: Upon lease termination and vacating the premises, any furniture or miscellaneous items left behind by Party B shall be treated as abandoned. Party A may dispose of them at will, and Party B shall not object.

Article 18: Special Agreement – Subject to Compulsory Execution (1) If Party B wishes to terminate the lease early, Party B shall compensate Party A one month’s rent without objection. (2) If Party B violates any clause of this agreement during the lease term, Party A may take appropriate action, and Party B shall not object.

All of the above terms have been mutually agreed upon by both parties. In the event that any part of this agreement is deemed incomplete, the parties shall supplement and fill in the missing information as needed. To avoid disputes arising from verbal agreements that lack written proof, this lease agreement is hereby executed in two identical copies, with each party retaining one copy for their records, as a testament to their mutual commitment and adherence to the terms.

Lessor (Party A): Mr. Yi-Yang Tsai

ID Number: [redacted]

Lessee (Party B): Agencia Comercial Co., Ltd

ID Number: [redacted]

December 20th, Republic of China Year 111